Exhibit 10.1

AMENDMENT #2

To

STOCK PURCHASE AGREEMENT

This Amendment #2 to Stock Purchase Agreement (“Amendment #2”) effective as of the latest date executed below (“Effective Date”) is entered into, by and between Global Tech Industries Group, Inc. (“Company”), a corporation organized under the laws of the State of Nevada having principal offices at 511 Avenue of the Americas, Suite 800, New York, NY 10011 and Gold Transactions International, Inc. (“GTI”), a corporation organized under the laws of the State of Utah having principal offices having its mailing address at PO Box 911441, St. George, UT 84791. The entities referred to herein may be referred to individually as a Party or collectively as the Parties.

WHEREAS, Company and GTI entered into a Stock Purchase Agreement (the “Agreement”) on February 28, 2021; and

WHEREAS, although executed, and without the fault of either Party, Closing of the Agreement, as defined in the 1st Amendment to the SPA, has yet to occur; and

WHEREAS, Company and GTI desire to clarify and , to the extent applicable, amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

I.	Closing. Company will issue the 6,000,000 shares in the Agreement to the shareholders of GTI as previously agreed, however, said shares will be placed with an Independent Trust as collateral for a Loan executed by the Trust in the amount agreed to by said Trust and a financial institution determined by GTI’s Licensor Advanced Exploration Solutions, Inc (“AES”), for the purpose of purchasing gold from an approved vendor of AES. The gold will be purchased and shipped to a vault in Las Vegas, Nevada, to be used as collateral for a Line of Credit (“LOC”) to be used in the Licensor’s Joint Venture gold purchase business in Dubai as discussed in GTI’s License Agreement.

II.	Net Royalty. Net Royalty shall be defined as Gross Revenue, less cost of sales. Cost of sales shall be defined as 2% per month of the total advances made by Company into the GTI JV operations, for the purpose of paying interest on both loan obligations and other expenses incurred by AES in the performance of their duties. Pursuant to the original Agreement, GTI shall generate gross revenue from the Company advances in the amount of 4 to 5% per month of total advances. Company and AES shall split equally the Net Royalty achieved each month, which will be paid after each quarter end within 15 business days. All payments to AES will be classified as Note payments until the obligation has been paid in full, and thereafter as Commissions.

III.	Advances – common stock. GTI and AES have negotiated an agreement with the afore mentioned Trust, wherein the Trust may hold other free trading common shares of the Company as collateral for additional loans with a financial institution. These loans will provide capital for the purchase of gold and the expansion of the LOC discussed above. If additional shareholders agree to advance their certificates of Company stock to the Trust as collateral for additional loans, the above definition for Net Royalty will remain the same, however, the split of the Net Royalty shall be 1/3 to each of, the shareholder, the Company, and AES. All other terms remain the same.

IV.	Release of GTI shareholder stock. The shareholders of GTI have agreed to place their 6,000,000 shares in Trust to secure the funds necessary to close the Agreement and provide capital for the GTI operations. The GTI shareholders agree to leave their shares in the Trust for a minimum of 18 months. At the end of the 18 month period, the Company will release the obligation to leave their shares in Trust, although the GTI shareholders may choose to leave their shares in Trust and receive the same Net Royalty as described in item III above.

V.	Guarantees of Performance: The GTI shareholders wish to provide a guarantee of their services by including a provision to negotiate the buyback of GTI shares if GTI fails to achieve revenues of at least $5,000,000 during the 18 month operating period (after a 90 day setup period). Said buyback will be negotiated in good faith between the Shareholders of GTI and the Company at that time.

VI.	Management of GTI: Until the obligation to AES for the license agreement has been paid in full, the Company agrees not to replace the management of GTI, unless said management offers a resignation.

VII.	GTI Other Assets: GTI agrees to remove all other investor advances and corresponding obligations from the balance sheet of GTI prior to closing and executing this Amendment #2, as the closing will make GTI a wholly owned subsidiary of the Company.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the Effective Date of May 25, 2022.

For Global Tech Industries Group, Inc.

By:	/s/ David Reichman
Name:	David Reichman
Title:	Chief Executive Officer

For Gold Transactions International, Inc.

By:	/s/ Tsuimei Want
Name:	Tsuimei Wang
Title:	Chief Executive Officer

/s/ Erick Mosteller
Name:	Erick Mosteller
Title:	COO

/s/ Tsui-Lin Wang
Name:	Tsui-Lin Wang